BCE announces agreement to acquire AlarmForce Industries

Bell leveraging its technology leadership and #1 brand in residential communications to expand the connected home opportunity

MONTRÉAL and TORONTO, November 6, 2017 – BCE Inc. (Bell) (TSX, NYSE: BCE) today announced it will acquire AlarmForce Industries Inc. (TSX: AF), a Canadian leader in home security and monitoring services, in a transaction valued at approximately $166 million.

“Bell is excited to welcome the AlarmForce team as we pursue the significant growth and innovation opportunities represented by the connected home. It’s a natural next step for Bell as one of Canada’s most trusted brands in residential services,” said George Cope, President and CEO of BCE Inc. and Bell Canada. “Leveraging Bell’s network and service leadership and our place in millions of Canadian homes, we look forward to growing our nascent position in security and automation services to ensure Bell residential customers are at the leading edge of connected home innovation.”

AlarmForce is one of the largest home and business security companies in Canada with more than 100,000 subscribers, and offers solutions such as intrusion alarms and smoke, flood and carbon monoxide detection; automation services including lighting, climate and lock control systems; and in-home and mobile medical alert systems.

Combining the assets and experience of an established home security and monitoring provider like AlarmForce with Bell’s strength in networks, customer service and distribution will enable Bell to quickly expand into the connected home sector in Ontario and Québec. Bell currently provides residential and business customers in Atlantic Canada and Manitoba with security and monitoring services from Bell Aliant NextGen Home Security and AAA Security, a Bell MTS company.

Alongside new service bundling and technology development opportunities, Bell expects to achieve significant synergies in network connectivity, distribution, installation and customer service operations from the integration of AlarmForce with its existing residential services business.

Details of the transaction

The AlarmForce acquisition will be completed through a plan of arrangement under which Bell will acquire all the issued and outstanding common shares of AlarmForce for $16.00 per share in an all-cash offer, for a total transaction equity value of $184 million. AlarmForce shareholders may elect to receive BCE common shares in lieu of cash, subject to proration, capped at 49.5% of the total equity value. Subject to customary closing conditions, including, without limitation, court, AlarmForce shareholder and stock exchange (TSX and NYSE) approvals, the transaction is expected to close in January 2018.

Caution concerning forward-looking statements

Certain statements made in this news release are forward-looking statements. These statements include, without limitation, statements relating to the proposed acquisition by BCE Inc. (“Bell”) of all of the issued and outstanding common shares of AlarmForce Industries Inc. (“AlarmForce”), the expected timing of, and certain benefits expected to result from, such proposed transaction, and other statements that are not historical facts. All such forward-looking statements are made pursuant to the “safe harbour” provisions of applicable Canadian securities laws and of the United States Private Securities Litigation Reform Act of 1995.

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Forward-looking statements, by their very nature, are subject to inherent risks and uncertainties and are based on several assumptions, both general and specific, which give rise to the possibility that actual results or events could differ materially from our expectations expressed in or implied by such forward-looking statements. As a result, we cannot guarantee that any forward-looking statement will materialize and we caution you against relying on any of these forward-looking statements. The forward-looking statements contained in this news release describe our expectations at the date of this news release and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise. Forward-looking statements are provided herein for the purpose of giving information about the proposed transaction referred to above and its expected impact. Readers are cautioned that such information may not be appropriate for other purposes.

The completion and timing of the proposed transaction are subject to customary closing conditions, termination rights and other risks and uncertainties including, without limitation, court, shareholder and stock exchange (TSX and NYSE) approvals. Accordingly, there can be no assurance that the proposed transaction will occur, or that it will occur on the terms and conditions, or at the time, contemplated in this news release. The proposed transaction could be modified, restructured or terminated. There can also be no assurance that the benefits expected to result from the proposed transaction will be realized.

Notice to U.S. shareholders of AlarmForce Industries Inc.

The transaction contemplated by this news release involves the securities of Canadian companies and will be subject to Canadian disclosure requirements that are different from those of the United States. The BCE Inc. common shares to be issued pursuant to a plan of arrangement described herein will not be registered under the U.S. Securities Act of 1933 pursuant to an exemption from the registration requirements of such Act. Financial statements included or incorporated by reference in the circular relating to the transaction will have been prepared in accordance with Canadian accounting standards and may not be comparable to the financial statements of U.S. companies.

About AlarmForce

AlarmForce provides security alarm monitoring, personal emergency response monitoring, video surveillance and related services to residential and commercial subscribers throughout Canada. More information about the Company’s products and services can be found at www.alarmforce.com.

About BCE

Canada’s largest communications company, BCE provides a comprehensive and innovative suite of broadband wireless, TV, Internet and business communication services from Bell Canada, Bell Aliant and Bell MTS. Bell Media is Canada’s premier multimedia company with leading assets in television, radio, out of home and digital media. To learn more, please visit Bell.ca.

The Bell Let’s Talk initiative promotes Canadian mental health with national awareness and anti-stigma campaigns like Bell Let’s Talk Day, and provides significant Bell funding of mental health care and access, research and workplace leadership initiatives. To learn more, please visit Bell.ca/LetsTalk.

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Media inquiries:

Marc Choma

613-785-0622

marc.choma@bell.ca

@Bell_News

Investor inquiries:

Thane Fotopoulos

514-870-4619

thane.fotopoulos@bell.ca

“Notwithstanding any reference to BCE Inc.’s Web site on the World Wide Web in the documents attached hereto, the information contained in BCE Inc.’s site or any other site on the World Wide Web referred to in BCE Inc.’s site is not part of this Form 6-K and, therefore, is not furnished to the Securities and Exchange Commission.”

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